EXHIBIT 2

                             FIRST AMENDMENT TO
                     ASSET PURCHASE AND SALE AGREEMENT


          THIS FIRST AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into this 28th day of September, 1995 (the "Execution Date") by and between CAPITAL INDUSTRIES, INC., an Indiana Corporation ("Capital"); TRUCKPRO PARTS & SERVICE, INC., an Indiana Corporation ("Seller"); and HAYGOOD LIMITED PARTNERSHIP, an Arkansas limited partnership ("Buyer"). Buyer, Capital and Seller are hereby referred to from time-to-time herein as the "Parties" and individually as a "Party."

                            W I T N E S S E T H:

          WHEREAS, Seller, Capital and Buyer have entered into an Asset Purchase and Sale Agreement dated as of July 17, 1995 (the "Purchase Agreement") wherein the agreements of the Parties regarding the purchase and sale of substantially all of Seller's assets are set forth, and the Parties desire to consummate the transactions contemplated by the Purchase Agreement; and

          WHEREAS, the Parties have modified certain of their agreements set forth in the Purchase Agreement, and desire to amend the Purchase Agreement to reflect such modifications;

          NOW THEREFORE, in consideration of the premises set forth above and the mutual agreements, covenants, representations and warranties of the Parties hereinafter set forth, the Parties hereby agree as follows:

          1.  Amendment of Section 1.2(l).  The Parties agree that
     Section 1.2(l) of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section
     1.2(l):

                    "(l)  all real properties (the "Owned Real
          Properties") owned by Seller, including, but not limited to, the parcels of property more particularly identified by address and legal description upon Exhibit 1.2K, excluding, however, (i) a certain parcel of unimproved real property owned by Seller containing approximately 23,000 square feet located at the corner of Beaver Street and McDuff Avenue in Jacksonville, Florida (the "Jacksonville Excess Land"), which parcel is also more particularly identified upon
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          Exhibit 1.2K, and (ii) the Jacksonville Property (as such
          term is defined in Section 5.31 hereof); and"

          2.  Amendment of Section 1.3.  The Parties agree that
     Section 1.3 of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section 1.3:


               "1.3 Retained Assets. The term "Retained Assets" shall mean the following specified assets of Seller used directly or indirectly in the Business:

               (a) all of the issued and outstanding shares of the capital stock of Seller; and

               (b)  the Jacksonville Excess Land; and

               (c) the stock record books, original tax returns and corporate minute books of Seller;

               (d) all receivables owed to Seller by Capital, as set forth as of the Execution Date upon Exhibit 1.3;

               (e) all receivables related to volume discounts from HD America, Inc., the stock of HD America, Inc. owned by Capital and/or Seller, and certain promissory notes (the "HDA Notes") owed by HD America, Inc. to Seller;

               (f) the aggregate accrued interest on the HDA Notes;

               (g) any deposits held by third parties related to Seller's health and dental Plans; and

               (h) all funds escrowed by Seller under and pursuant to Seller's first mortgage encumbering Seller's Owned Real
          Properties located in Jacksonville, Florida; and

               (i) the Jacksonville Property (as such term is defined in Section 5.31 hereof)."

          3. Amendment of Section 2.2(b). The Parties agree that Sections 2.2(b) of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section 2.2(b):

               "(b) Upon delivery by Seller to Buyer of the September 30 Statement, and completion of (i) the audit thereof, (ii) the Parties' review thereof, and (iii) all action taken by the Arbitrator, if required, the Estimated Purchase Price shall be re-calculated in the manner set forth in Section 2.2(a) based upon the Final Statement (as such term is defined below), and if necessary, adjusted in the manner set forth below. Following such re-calculation, the Estimated
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          Purchase Price as so re-calculated shall be deemed for all purposes of this Agreement the "Final Purchase Price"."

          4. Amendment of Section 2.3(a) and 2.3(b). The Parties agree that Sections 2.3(a) and 2.3(b) of the Purchase Agreement are hereby deleted in their entirety and are hereby replaced by the following new Sections 2.3(a) and 2.3(b):

               "2.3  Financial Statements Related to the Closing.

                    (a) July 31 Balance Sheet; July 31 Statement. As soon as reasonably possible after July 31, 1995, but in no event later than August 21, 1995, Capital shall deliver to
          Buyer:

                    (i) an unaudited consolidating balance sheet (the
               "July 31 Balance Sheet") of Capital as of 11:59 p.m. on July 31, 1995. The July 31 Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied in a manner consistent with preparation of the March 31 Balance Sheet (as such term is defined below); provided, however, that Buyer acknowledges and agrees that the July 31 Balance Sheet shall not contain, when delivered to Buyer, Capital's normal year-end adjustments. The July 31 Balance Sheet shall be delivered to Buyer as Schedule 2.3A in accordance with Section 5.35 hereof and shall be accompanied by a certificate of the Chief Financial Officer of Capital (or, if no such officer exists, the officer performing the duties of a Chief Financial Officer) stating that it has been prepared in accordance with the foregoing; and

                    (ii) an unaudited Statement of Assets To Be Sold
               and Liabilities To Be Funded or Assumed, dated as of July 31, 1995 (the "July 31 Statement"), together with workpapers setting forth the adjustments to the July 31 Balance Sheet identified in next sentence. To prepare the July 31 Statement, Capital shall adjust the assets and liabilities set forth on the July 31 Balance Sheet by the financial and other adjustments set forth in
               Section 2.3(d). Capital shall otherwise prepare the July 31 Statement in accordance with generally accepted accounting principles applied in a manner consistent with preparation of the March 31 Balance Sheet. The July 31 Statement shall be delivered to Buyer as
               Schedule 2.3B in accordance with Section 5.35 hereof and accompanied by a certificate of the Chief Financial Officer of Capital (or, if no such officer exists, the officer performing the duties of a Chief Financial Officer) stating that it has been prepared in accordance with the foregoing.
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                    (b)  August 31 Balance Sheet; Closing Statement.
          As soon as reasonably possible after August 31, 1995, but in no event later than October 1, 1995, Capital shall prepare and deliver to Buyer the following:

                    (i) an unaudited consolidating balance sheet (the
               "August 31 Balance Sheet") of Capital as of 11:59 p.m. on August 31, 1995. The August 31 Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied in a manner consistent with preparation of the March 31 Balance Sheet. The August 31 Balance Sheet shall be delivered to Buyer as
               Schedule 2.3C in accordance with Section 5.35 hereof and accompanied by a certificate of the Chief Financial Officer of Capital (or, if no such officer exists, the officer performing the duties of a Chief Financial Officer) stating that it has been prepared in accordance with the foregoing; and

                    (ii) an unaudited Statement of Assets To Be Sold
               and Liabilities To Be Funded or Assumed, dated as of August 31, 1995 (the "Closing Statement"), together with workpapers setting forth the adjustments to the August 31 Balance Sheet identified in next sentence.
               To prepare the Closing Statement, Capital shall adjust the August 31 Balance Sheet by the financial and other adjustments set forth in Section 2.3(d). Capital shall otherwise prepare the Closing Statement in accordance with generally accepted accounting principles applied in a manner consistent with preparation of the March 31 Balance Sheet. The Closing Statement shall be delivered to Buyer in accordance with Section 5.35 hereof as Schedule 2.3D and accompanied by a certificate of the Chief Financial Officer of Capital (or, if no such officer exists, the officer performing the duties of a Chief Financial Officer) stating that it has been prepared in accordance with the foregoing.

          5. New Section 2.3(b)-1. The Parties agree that the following language is hereby added to Section 2.3(b) of the Purchase Agreement as a new Section 2.3(b-1):

                    "(b-1) September 30 Balance Sheet; September 30 Statement. As soon as reasonably possible after September 30, 1995, but in no event later than November 1, 1995, Capital shall prepare and deliver to Buyer and to Coopers & Lybrand, LLP, Capital's auditors (the "Auditors"), the following:

                    (i) an unaudited consolidating balance sheet (the
               "September 30 Balance Sheet") of Capital as of 11:59 p.m. on September 30, 1995. The September 30 Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied in a manner
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               consistent with preparation of the March 31 Balance
               Sheet. The September 30 Balance Sheet shall be delivered to Buyer as Schedule 2.3Y in accordance with
               Section 5.35 hereof and accompanied by a certificate of the Chief Financial Officer of Capital (or, if no such officer exists, the officer performing the duties of a Chief Financial Officer) stating that it has been prepared in accordance with the foregoing; and

                    (ii) an unaudited Statement of Assets To Be Sold
               and Liabilities To Be Funded or Assumed, dated as of September 30, 1995 (the "September 30 Statement"), together with workpapers setting forth the adjustments to the September 30 Balance Sheet identified in next sentence. To prepare the September 30 Statement, Capital shall adjust the September 30 Balance Sheet by the financial and other adjustments set forth in
               Section 2.3(d). Capital shall otherwise prepare the September 30 Statement in accordance with generally accepted accounting principles applied in a manner consistent with preparation of the March 31 Balance Sheet. The September 30 Statement shall be delivered to Buyer in accordance with Section 5.35 hereof as
               Schedule 2.3Z and accompanied by a certificate of the Chief Financial Officer of Capital (or, if no such officer exists, the officer performing the duties of a Chief Financial Officer) stating that it has been prepared in accordance with the foregoing."

          6.  Amendment of Section 2.3(c).  The Parties agree that
     Section 2.3(c) of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section
     2.3(c):

                    "(c) Audit. Capital shall then, at Capital's expense, cause the Auditors to audit the September 30 Statement and to prepare a report on the results of such audit as soon as reasonably possible following Capital's delivery of the September 30 Statement. The report of Capital's Auditors shall be prepared and delivered on or before November 30, 1995 and shall be delivered contemporaneously to Buyer, Seller and Capital by Capital's Auditors. The audited September 30 Statement shall be referred to herein as the "Final Statement."

          7. Amendment of First Paragraph of Section 2.3(d). The Parties agree that the first full paragraph of Section 2.3(d) of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following paragraph, which shall be the first full paragraph of Section 2.3(d):

               "(d) Closing and Post-Closing Adjustments. The following adjustments shall be made by Capital acting through its Chief Financial Officer (or, if no such officer exists, the officer performing the duties of a Chief Financial Officer) to the August 31 Balance Sheet and the September 30 Balance Sheet to create the Closing Statement and the September 30 Statement (the Parties agree the August 31 Balance Sheet adjustments shall be collectively referred to as the "Closing Adjustments," and the September 30 Balance Sheet adjustments as the "Post-Closing Adjustments"):"

          8.  Amendment of Section 2.3(d)(6).  The Parties agree that
     Section 2.3(d)(6) of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section 2.3(d)(6):

          "(6) To the extent that Capital, Seller or the Buyer become aware of any new facts or circumstances that would affect any estimates made in the preparation of the August 31 Balance Sheet or the September 30 Balance Sheet or the August 31 Balance Sheet accruals or the September 30 Balance Sheet accruals, including but not limited to the accruals for incurred but unpaid health claims, warranty expense, and vacation and sick pay, such accruals shall be adjusted based upon such new facts and circumstances. If, at Closing, no such new facts and circumstances shall exist, Capital's Chief Financial Officer shall so certify in writing to Buyer."

          9.  Amendment of Section 2.3(d)(9).  The Parties agree that
     Section 2.3(d)(9) of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section 2.3(d)(9):

               "(9) The Retained Assets and all liabilities of Seller
                    set forth on the August 31 Balance Sheet and the September 30 Balance Sheet, respectively, which do not constitute Liabilities shall be valued at zero."

          10. Amendment of Final Paragraph of Section 2.3(d). The Parties agree that the final paragraph of Section 2.3(d) of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following paragraph, which shall be the final paragraph of Section 2.3(d):

               "The Parties further agree and acknowledge as follows:
          (i) the inventories of Seller included in the Closing Statement have been based on physical inventories taken by Seller or Capital, or the Auditors, at Seller's or Capital's expense, and Buyer was given reasonable notice and an opportunity to participate, at Buyer's expense, in the taking of such inventories, and (ii) as appropriate, the Closing and Post-Closing Adjustments shall be made to the applicable financial statement line items reflecting general ledger accounts of Seller or Capital which require adjustment to effect the agreements of the Parties set forth in this subsection 2.3(d)."

          11.  Amendment of Section 2.3(e).  The Parties agree that
     Section 2.3(e) of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section
     2.3(e):

               "(e) Trust Agreement. In connection with the Parties' agreements set forth in this Section 2.3, the Parties agree to execute and deliver on the Closing Date an HCT Security Trust Agreement (the "Trust Agreement") in the form attached hereto as Exhibit 2.3B, whereby the note payment received from HDA in August, 1995 (the "August Note Payment") and the HDA Notes shall be placed into the trust established by the Trust Agreement at Closing to provide a fund to satisfy other obligations of Seller to Buyer, as set forth in
          Section 5.16."

          12. Amendment of Section 2.6(a) and 2.6(b). The Parties agree that Section 2.6(a) and Section 2.6(b) of the Purchase Agreement are hereby deleted in their entirety and are hereby replaced by the following new Sections 2.6(a) and 2.6(b):

               "(a) The effective date (the "Effective Date") of the consummation of the transactions contemplated by this Agreement shall be 11:59 P.M. on September 30, 1995. The Parties further agree that (i) from and after the Effective Date, all results of the operation of the Business shall become the Buyer's property and for the Buyer's account;
          (ii) as is set forth elsewhere herein, all operational cutoffs and prorations (i.e., payroll, utilities, and the like) shall take effect as of the Effective Date, and any such matter not specifically addressed herein shall be prorated as of the Effective Date; and (iii) between the Effective Date and the Closing Date (if any such period shall exist) Seller shall operate the Business in accordance with the terms and conditions of this Agreement.

                    (b)  The consummation of the transactions
          contemplated by this Agreement (the "Closing") shall take place at the offices of Barnes & Thornburg, 1313 Merchants Bank Building, 11 South Meridian Street, Indianapolis, Indiana 46204 on September 28, 1995 or, if later, the first business day following the date on which all of the conditions contained in Articles VI and VII, to the extent not waived by the Party benefiting thereby, are satisfied, but not later than the later of (i) September 30, 1995, or
          (ii) such other date as Buyer and Seller may agree in writing prior to September 30, 1995 (September 30, 1995, or such other date, as applicable, is referred to herein as the "Final Date"). The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."

          13.  Amendment of Section 3.6(c).  The Parties agree that
     Section 3.6(c) of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section 3.6(c):
               "(c)  Seller has delivered to Buyer, in accordance with
          Section 5.35 hereof, as Schedule 3.6C an audited, consolidating balance sheet of Capital as of March 31, 1995 (the "March 31 Balance Sheet"). There are no material liabilities or obligations of Capital or Seller whether accrued, absolute, contingent or otherwise, except (i) those reflected or otherwise provided for in the Audited and Interim Financial Statements, (ii) those specifically described in the Exhibits hereto, and (iii) those arising in the ordinary course of business since March 31, 1995, and no facts or circumstances exist that could give rise to any material liability or obligation of any nature whatsoever regarding the Business not fully reflected or reserved against or to be reserved against in the March 31 Balance Sheet, the July 31 Balance Sheet, the August 31 Balance Sheet or the September 30 Balance Sheet to the extent required by generally accepted accounting principles or not incurred in the ordinary course of business and consistent with past practice since the date thereof."

          14.  Amendment of Section 3.20.  The Parties agree that
     Section 3.20 of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section
     3.20:

               "3.20 Assets Necessary to Business. The Transferred Assets include all of the assets, properties, licenses and other agreements (other than the Retained Assets) (i) reflected or to be reflected on the March 31 Balance Sheet, the July 31 Balance Sheet, the August 31 Balance Sheet and the September 30 Balance Sheet, except those assets disposed of in the ordinary course of business, and (ii) that are presently being used in the Business as presently conducted."

          15.  Amendment of Section 3.21.  The Parties agree that
     Section 3.21 of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section 3.20:
               "3.21 Inventory. The inventory of Seller as the same shall exist on the Closing Date shall consist of substantially the same types of inventory as that reflected on the March 31 Balance Sheet, the July 31 Balance Sheet, the August 31 Balance Sheet, the September 30 Balance Sheet and the Closing and Final Statements, and the Inventory as the same shall exist on the Closing Date will consist of items substantially all of which were and will be of the usual quality and quantity necessary for the normal conduct of Seller's business and reasonably expected to be usable or saleable within a reasonable period of time in the ordinary course of Seller's business, except items of inventory which had been written down to realizable market value or written off completely as of March 31, 1995, July 31, 1995, August 31, 1995, September 30, 1995 and the Closing Date, respectively, and damaged, broken or spoiled items in an amount which does not have an adverse effect on the value of the Inventory."

          16.  Amendment of Section 3.23.  The Parties agree that
     Section 3.23 of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section
     3.23:

               "3.23 Accounts Receivable. Schedule 1.2D when delivered will set forth an accurate, correct and complete aging of all Seller Receivables reflected on the August 31 Balance Sheet and the September 30 Balance Sheet. All outstanding Seller Receivables reflected on the financial statements delivered to Buyer are, net of the financial statement reserves applicable thereto, due and valid claims against account debtors for goods or services delivered or rendered, collectible in full within thirty (30) days of delivery and subject to no defenses, offsets or counterclaims. All Seller Receivables arose in the ordinary course of business. Except as set forth upon Schedule 1.2D, no Seller Receivables are subject to prior assignment, claim, lien or security interest. Except in the ordinary course of business, Seller has not incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise. Seller has no liability for any refunds, allowances or returns in respect of products manufactured, published, processed, distributed, shipped or sold by or for the account of Seller on or prior to the Effective Date, except to the extent of the reserves therefor to be reflected on the July 31 Balance Sheet, the August 31 Balance Sheet, the September 30 Balance Sheet and the Closing and Final Statements. Where Seller Receivables arose out of secured transactions, all financing statements and other instruments required to be filed or recorded to perfect the title or security interest of Seller have been properly filed and recorded. The reserves regarding such receivables set forth on the March 31 Balance Sheet and to be set forth on the July 31 Balance Sheet, the August 31 Balance Sheet, the September 30 Balance Sheet and the Closing and Final Statements have been and will be computed in accordance with generally accepted accounting principles calculated consistent with past practice."

          17.  Amendment of Section 5.11(a).  The Parties agree that
     Section 5.11(a) of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section 5.11(a):

               "(a) All federal, state and local taxes (including, but not limited to, any reserve for Taxes accrued on Seller's books and on the July 31, August 31 and September 30 Balance Sheets, the Closing and September 30 Statements and the Final Statement) of every kind and character attributable to income or other gain accrued, earned or otherwise generated by the operation of the Business for all time periods prior to and up to and including the Effective Date;"

          18.  Amendment of Section 5.16.  The Parties agree that
     Section 5.16 of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section
     5.16:

               "5.16 Trust Agreement. Pursuant to Section 2.3 hereof, the August Note Payment and the HDA Notes will be put into trust on the Closing Date to provide a fund to satisfy: (i) Seller's and Capital's joint and several obligation to indemnify and hold Buyer harmless regarding Seller's and Capital's representation, warranties, agreements and covenants set forth herein; (ii) Seller's obligation to satisfy fully either on or after the Closing Date all obligations and liabilities of the Business which are not Liabilities; and (iii) any obligation of Seller to deliver funds to Buyer as a result of the Parties' determination of the Final Purchase Price in the manner contemplated herein.

                    In connection therewith, the Parties agree that the Trust Agreement shall provide by its terms for the following: (i) the Trust Agreement shall exist for a period of three (3) years; and (ii) on December 31, 1996, December 31, 1997 and the third anniversary of the Closing Date, Seller may withdraw all cash then in the trust, less an aggregate amount of cash equal to all valid claims then outstanding under and pursuant to this Agreement and/or the Trust Agreement.

                    Seller and/or Capital agree they shall obtain, in form, scope and substance reasonably satisfactory to Buyer, all consents required in Buyer's and Buyer's counsel's reasonable judgment for the placing of the HDA Notes into the trust contemplated hereby, the payment of all payments of principal and interest coming due under the HDA Notes into the trust created by the Trust Agreement, and the purchase of the HDA Notes by Buyer. In connection with the obtaining of such consents, Seller and Capital agree that Seller shall obtain an agreement in form, scope and substance reasonably satisfactory to Buyer from HD America that for so long as such HDA Notes remain outstanding, HD America will provide to Buyer financial information reasonably satisfactory to Buyer and/or Buyer's lenders regarding HD America's financial condition.

                    Subject to the provisions of Section 9.4(c)
          Capital hereby agrees to guarantee the full payment of the HDA Notes in accordance with their terms pursuant to the Guaranty, and Seller hereby unequivocally and unconditionally guarantees to Buyer the full payment of the HDA Notes in accordance with their terms."

          19.  Amendment of Section 5.31.  The Parties agree that
     Section 5.17 of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section
     5.17:

               "5.17 Cleveland Service Center. On the Execution Date, Buyer agrees and Seller acknowledges that Buyer and Breckenridge Corporation shall enter into an Agreement in the form attached as Exhibit 5.17 hereto, regarding the real properties (the "Cleveland Store") more particularly identified in Exhibit 5.17 hereto, which on the Execution Date are owned by Breckenridge Corporation and leased by Seller and which constitute Seller's service center located at East 34th Street and Superior Avenue in Cleveland, Ohio. Seller hereby agrees that pursuant to such Agreement, Buyer shall assume Seller's lease of the Cleveland Store as of 11:59 p.m. on September 30, 1995."

          20.  Amendment of Section 5.31.  The Parties agree that
     Section 5.31 of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section
     5.31:

          "    5.31  Jacksonville Property.  Seller has obtained and
          delivered to Buyer, at Seller's expense, Phase I and Phase II environmental audits (the "Jacksonville Audits") of Seller's real properties and improvements located at 2525 West Beaver Street, Jacksonville, Florida (the "Jacksonville Property"). The Parties acknowledge that the Jacksonville Audits reveal environmental contamination of the Jacksonville Property, the true extent of which is not known to the Parties. The Parties agree that Buyer shall have no responsibility, obligation or expense of any kind or character regarding the existence of or the remediation of any contamination at the Jacksonville Property in existence on the Effective Date, whether revealed on such audits or otherwise, and that any expense caused by or arising directly or indirectly from (i) such contamination; (ii) the remediation thereof, or (iii) with regard to such contamination, bringing the Jacksonville Property into compliance with all Environmental Laws (as such term is defined in Section 3.11 hereof) shall be the sole obligation and expense of Seller. Capital and Seller agree to indemnify and hold Buyer harmless from any and all Damages caused by or arising directly or indirectly from the contamination of the Jacksonville Property in existence on the Effective Date and/or Capital or Seller's failure to bring the Jacksonville Property into compliance with all Environmental Laws regarding such contamination, and further agrees that such indemnification shall not be subject to the requirement set forth in Section 9.3 hereof that Damages suffered by Buyer must exceed the sum of Fifty Thousand Dollars ($50,000) before Buyer may seek indemnification from Seller and Capital, and Seller and Capital agree that Buyer may seek indemnification from Seller and Capital without regard to such limitation.

                 The Parties agree that on the Closing Date Buyer shall lease the Jacksonville Property from Seller on the Closing Date, which lease shall (i) have a fixed term of ten
          (10) years; (ii) provide for equal monthly payments of Five Thousand Dollars ($5,000) per month, for an annual aggregate rental of Sixty Thousand Dollars ($60,000) per year; and
          (iii) be "triple net." In connection therewith, Seller agrees to execute and deliver a landlord waiver to NationsBank of Georgia, N.A., Buyer's lender."

          21.  Amendment of Section 5.35(a).  The Parties agree that
     Section 5.35(a) of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section 5.35(a):

               "5.35(a) Schedule Deliveries by Seller. Buyer and Seller hereby agree as follows regarding the deliveries by Seller contemplated by this Agreement:

               (a) Seller and Capital shall deliver to Buyer, in accordance with the terms and conditions of this Agreement, the following Schedules:

               1.2D Schedule of Seller Receivables
               1.2E Schedule of Inventory
               1.2F Schedule of Furniture, Fixtures and Equipment
               2.1B Schedule of Trade Payables
               2.1C Schedule of Accrued Expenses
               2.3A July 31 Balance Sheet
               2.3B Closing Statement
               2.3C August 31 Balance Sheet
               2.3D August 31 Statement
               2.3Y September 30 Balance Sheet
               2.3Z September 30 Statement
               3.6A Consolidated Balance Sheets as at March 31, 1993,
                    1994, and 1995
               3.6B Interim Financial Statements as of December 31,
                    1994, January 31, 1995, February 28, 1995, April
                    30, 1995, and May 31, 1995
               3.6C Audited Consolidated Balance Sheet as of March 31,
                    1995
               3.9  Copies of the Leases"

          22.  Amendment of Section 5.38.  The Parties agree that
     Section 5.38 of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section
     5.38:

               "5.38 HDA Note. Buyer, Seller and Capital acknowledge and agree that, after the Execution Date, Seller will receive from HD America, Inc., pursuant to Seller's agreements with HD America, Inc., cash, the August Note Payment and an additional HDA Note relating to Seller's business operations prior to the Closing Date. Seller agrees that upon Seller's receipt of the August Note Payment and such HDA Note, but not such cash, shall be promptly delivered to the Trustees in trust under and pursuant to the Trust Agreement and thereafter dealt with by the Trustees in accordance with the terms and conditions of the Trust Agreement."

          23. New Section 5.39. The Parties agree that the following is hereby added to the Purchase Agreement as a new Section 5.39 thereof:

               "5.39 Cincinnati Lease. The Parties acknowledge that a provision of the lease by which Seller leases Seller's Cincinnati, Ohio facility requires Capital to be a guarantor of Seller's obligations under such lease and further provides that the lessor thereof may declare a default if Capital's net worth falls below the sum of One Million Dollars ($1,000,000). Buyer acknowledges that Capital plans to liquidate at some time within one (1) year following the Closing Date, and that such liquidation may cause a default under such lease. Buyer hereby assumes the risk of the declaration of a default by the landlord thereof as a result of the liquidation of Capital and agrees not to seek indemnification from Seller and Capital in the event of a declaration of a default by the landlord thereof."

          24.  Amendment of Section 9.4(c).  The Parties agree that
     Section 9.4(c) of the Purchase Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section
     9.4(c):

                    "(c) Buyer hereby agrees that following the merger of Seller into Capital, with Capital the surviving entity, and the effective date of Capital's dissolution, Buyer shall look solely to the monies and assets of Seller contained in the trust established pursuant to Sections 2.3(e) and 5.16 hereof as the sole source of funds from which to satisfy any obligation of Seller or Capital to indemnify and hold Buyer harmless in the manner set forth herein, and Buyer agrees that Buyer shall not seek recourse from any of Capital's shareholders or any member of the Seller Group, as such term is defined below."

          25. Consents. The Parties acknowledge that consents regarding the transactions contemplated by the Purchase Agreement have been previously obtained by Seller in connection with an earlier attempted consummation of such transactions which did not occur. Haygood on the one hand and Seller and Capital on the other hereby agree that for the purposes of the Purchase Agreement as between the Parties all such consents shall be deemed to be dated as of September 30, 1995, notwithstanding the actual date thereof.

          26. Incorporation. The Parties agree that except as set forth herein, the terms and conditions of the Purchase Agreement remain in full force and effect as a binding agreement of the Parties, and the Parties further agree the terms and conditions of the Purchase Agreement are incorporated herein as if set forth word-for-word.

          27. Conflict. In the event of a conflict between the terms and conditions of the Purchase Agreement and the terms and conditions of this First Amendment, the Parties agree that the terms and conditions of this First Amendment shall govern.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.


                                   CAPITAL INDUSTRIES, INC.


                                   By: _______________________________
                                   Name: _____________________________
                                   Title:_____________________________


                                   TRUCKPRO PARTS & SERVICE, INC.


                                   By:   _____________________________
                                   Name: _____________________________
                                   Title:_____________________________


                                   HAYGOOD LIMITED PARTNERSHIP,
                                   HAYGOOD, INC., an Arkansas
                                   corporation, General Partner


                                   By:   _____________________________
                                   Name: _____________________________
                                   Title:_____________________________

                                   CORAL THREE CORPORATION, an
                                   Arkansas corporation, General
                                   Partner

                                   By:   _____________________________
                                   Name: _____________________________
                                   Title:_____________________________


                                   DAWSON CAPITAL CORPORATION, an
                                   Arkansas corporation, General
                                   Partner



                                   By:   _____________________________
                                   Name: _____________________________
                                   Title:_____________________________